ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Elizabeth Barker
Scott Francis (918) 251-9121	(212) 896-1203
ebarker@kcsa.com

ADDvantage Technologies Appoints Colby Empey as President of the Wireless Segment
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BROKEN ARROW, Oklahoma, February 27, 2019 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced it has appointed Colby Empey President of the Wireless Segment. In this position, Mr. Empey will oversee the operations of Fulton Technologies (“Fulton”), reporting into Joseph Hart, President and CEO of ADDvantage Technologies.

The Company acquired Fulton Technologies in January 2019, allowing it to start offering comprehensive wireless infrastructure services to U.S. wireless carriers across the Southwest, Midwest and Northern Plains regions, as well as to the national integrators and the original equipment manufacturers (“OEMs”) that support these wireless carriers. Colby Empey served as Chief Operations Officer at Fulton Technologies since January 2017. During his time at Fulton Technologies, he led the wireless division in multiple markets, broadened the range of customers it serviced to include more specialty work with wireless carriers, and drove its expansion into Texas and Oklahoma. In his role at ADDvantage Technologies as President of the Wireless Segment, Mr. Empey will continue to drive growth at Fulton, as well as oversee the integration of the Mill City Communications, Inc. assets into the wireless services segment, which were acquired by the Company alongside the Fulton Technologies assets.

Prior to joining Fulton Technologies, Mr. Empey was Director of Business Development at Paragon Facilities Group where he was responsible for expanding its services specifically in the SWR with an initial focus on Texas. From 2015 – 2016 he served as Vice President of Business Development at Xcell Inc., a telecommunications services business, where he oversaw approximately 115 employees generating $22M in revenue in 2015, with $8M coming from new customers.  From 2008 – 2015, Mr. Empey served as Vice President of Operations for the Southwest at Goodman Networks where his responsibilities included negotiating contracts with new vendors to handle site acquisition and engineering, building the first trial market for testing and analyzing LTE performance and commercially launching 3 of the first 5 LTE markets. Mr. Empey started his career as a Real Estate and Construction Manager at AT&T Mobility and a Field Engineer at Bechtel Corporation.

Joe Hart, President and CEO of ADDvantage Technologies, said, “Colby has a strong track record of building successful teams, entering new markets and generating revenue growth. His leadership and business development experience, coupled with his intricate knowledge of the wireless services market from his decades in the industry, make him uniquely positioned to continue to lead Fulton Technologies and oversee its integration into ADDvantage Technologies. When Colby started at Fulton in early 2017, it had no revenue or employees in Texas. Colby successfully grew the market to generate approximately $7M in revenues in Texas during his first year. He led the Company to generate total wireless revenue of just under $20M with 125 employees in 2018. We are pleased to welcome him to ADDvantage Technologies and believe he will be a valuable asset to the Company as we continue to build the value of our business.”

Colby Empey, President of the Wireless division, commented, “Fulton Technologies has multi-year contracts with the four major U.S. wireless carriers and the major wireless equipment manufacturers, as well as contracts with all of the major wireless Telecom integrators. Now that we are part of ADDvantage Technologies, we aim to build on this strong foundation to make strategic improvements that will further strengthen this business. I am pleased to lead the wireless segment at this exciting time in its growth and look forward to working with the ADDvantage Technologies team to deliver increased resources to our blue chip customer base in the industry.”

Mr. Hart concluded, “This appointment follows the promotion of Don Kinison from V.P. of Sales to President of the Telecommunications Segment. Don has over 20 years of sales experience in the telecommunication, software, and cloud industries. During his time at ADDvantage Technologies he has demonstrated sales leadership experience and the commercial acumen to effectively tap into new and existing customer relationships. Recently, Don led the move of Nave Communications’ warehousing and inventory fulfillment operations to Palco Telecom, a third-party logistics company, which will allow Nave to streamline its inventory and order fulfillment operations, improve shipping times across the U.S., and serve a much wider geographic customer base.  In addition, he is also leading Triton Datacom’s efforts to expand their refurbishment business and sell its equipment products into the telephone carrier market.  We are pleased to expand his role within the organization. The appointments of Don and Colby reflect our increased focus on growing the Telco and Wireless segments, ahead of the planned divestiture of the Cable TV segment which is anticipated to happen later this year.”

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) supplies the cable television (Cable TV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. Through the acquisition of Fulton, the Company will provide turn-key wireless infrastructure services, such as the installation and decommissioning of equipment on cell sites, for wireless carriers, national integrators, and equipment manufacturers supporting the wireless carriers.  In addition, ADDvantage operates a national network of technical repair centers focused primarily on Cable TV equipment and recycles surplus and obsolete Cable TV and telecommunications equipment.
ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Texas, NCS Industries, ComTech Services, Nave Communications, Triton Datacom, and Fulton Technologies. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.